Exhibit 99.1

Contact:

Charles L. Dunlap, CEO

Frederick W. Boutin, CFO

Gregory J. Pound, COO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES EXTENSIONS OF TERMINALING SERVICES AGREEMENTS AND OMNIBUS AGREEMENT

July 17, 2013	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced that it has executed extensions of its terminaling services agreements (“TSAs”) with Morgan Stanley Capital Group Inc. covering its Southeast terminals and its Florida-Midwest terminals.  In addition, TLP announced that it has executed an extension of its Omnibus Agreement with TransMontaigne Inc., which indirectly owns TLP’s general partner.  The terms of the executed extensions are consistent with TLP’s expectations as disclosed in its Form 10-Q for the period ended March 31, 2013.

The Southeast and Collins/Purvis TSA, which was originally set to expire on December 31, 2014, will continue in effect unless and until Morgan Stanley provides TLP at least twenty four months’ prior notice of Morgan Stanley’s intent to terminate the TSA. The TSA was renewed at the same throughput rates and minimum throughput commitment as the existing agreement.

The Florida-Midwest TSA, which was originally set to expire on May 31, 2014, will continue in effect unless and until Morgan Stanley provides the Partnership at least eighteen months’ prior notice of Morgan Stanley’s intent to terminate.  The TSA covers TLP’s Florida terminals and the Mt. Vernon, Missouri and Rogers, Arkansas terminals (the “Razorback Terminals”).   As previously disclosed, the Florida tanks presently dedicated to bunker fuels and the Razorback Terminals will not be renewed and will expire on May 31, 2014.  The Florida light-oil terminaling capacity was renewed at the same throughput rates and minimum throughput commitment as the existing TSA.

Lastly, the omnibus agreement, which was set to expire on December 31, 2014, was extended to continue in effect until the earlier to occur of TransMontaigne Inc. ceasing to control TLP’s general partner or at the election of either TLP or TransMontaigne Inc. following at least two years prior written notice to the other parties.  The fee structure and reimbursement provisions payable by TLP remain unchanged from the existing omnibus agreement.  TLP has no officers or employees and all of TLP’s management and operational activities are provided by officers and employees of a subsidiary of TransMontaigne Inc. Under the omnibus agreement, TLP pays TransMontaigne Inc. an administrative fee for the provision of various general and administrative services for TLP’s benefit.

The foregoing description of the three amendments is only a summary and is qualified in its entirety by reference to amendments themselves, each of which are filed as exhibits to TLP’s current report on Form 8-K, filed with the Securities and Exchange Commission on July 17, 2013.

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  TransMontaigne Partners has no officers or employees and all of our management and operational activities are provided by officers and employees of TransMontaigne Services Inc. TransMontaigne Services Inc. is an indirect wholly owned subsidiary of TransMontaigne Inc. TransMontaigne Inc. is an indirect wholly owned subsidiary of Morgan Stanley. We are controlled by our general partner, TransMontaigne GP L.L.C., which is an indirect wholly owned subsidiary of TransMontaigne Inc. News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release, the presentation materials referenced herein and the conference presentation by representatives of TransMontaigne Partners L.P. include statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013.

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